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                                                                  EXHIBIT 10.16








                                   AGREEMENT

                                      FOR

                          SALE AND PURCHASE OF ASSETS

                           DATED AS OF JUNE 18, 1999

                                  BY AND AMONG

                          INFORMATION ON DEMAND, INC.,

                                HTE - IOD, INC.

                                      AND

                                RONALD D. BROWN
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                   AGREEMENT FOR SALE AND PURCHASE OF ASSETS


         This AGREEMENT FOR SALE AND PURCHASE OF ASSETS (this "Agreement"), made by and among INFORMATION ON DEMAND, INC., a Florida corporation (hereinafter referred to as "Seller"); HTE-IOD, INC., a Florida corporation (hereinafter referred to as "Buyer"); and RONALD D. BROWN, as the sole shareholder of Seller (hereinafter referred to as "Shareholder"):

         The undersigned parties hereby undertake and agree as follows:

         1. Agreement to Sell and Purchase. Except for the Excluded Property (as hereinafter defined), Seller agrees to sell and Buyer agrees to purchase all of the tangible and intangible property included in the description of property hereinafter, including, but not limited to, the following described items of property (collectively the "Property") as of the date of Closing, upon the terms and conditions hereinafter set forth:

               a. All licensed and unlicensed computer program materials and software, including, but not limited to, the source and object codes, documentation, development environment, development tools (the assignments or consents for the transfer of such development tools and of any other Property to Buyer, together with the amounts required by such third parties to effect such transfers, as listed on the "Schedule of Third Party Assignments" attached hereto as Schedule "A-1", which Seller shall obtain within fifteen (15) days after Closing at Buyer's direction and reasonable cost and expense up to a maximum of $5,000), enhancements, and all works in progress on such computer program materials and software comprising, applicable or relating in any manner to the software applications described below (hereinafter, collectively referred to as the "Computer Products"), and also including, but not limited to, such Computer Products listed or described on the "Schedule of Computer Products" attached as Schedule "A" hereto. For purposes of this Agreement, "Applications" shall mean the following computer programs in both source code and object code form.

               b. All copyrights and patents, at common law or granted, filed, or in process with any governmental agency which relate in any manner to the Computer Products or any services, products or items in which Seller has an ownership interest, including, but not limited to, such copyrights and unlicensed computer programs which are listed or described on the "Schedule of Copyrights and Patents" attached as Schedule "B" hereto.

               c. The customer list and the sales/service prospect list of Seller, including all names, addresses, phone numbers, names of principal contact persons, past correspondence, files and current status reports related to any product or service or sales prospects of Seller which are listed or described on the "Schedule of Customers and Sales/Service Prospects" attached as Schedule "C" hereto.



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               d.   All customer contracts and agreements and purchase orders
for licensing any of the Computer Products and for any software modifications, software designs, software development, training, conversions, software maintenance support and all other services and products provided by Seller, including, but not limited to, the customer contracts and agreements and purchase orders which are listed on the "Schedule of Contracts and Agreements for Sales and Services" attached as Schedule "D" hereto.

               e. The name "Information On Demand" and all trademarks, service marks, internet domain names and logos or other corporate identification of the Seller and for all of its products or services, including, but not limited to, the names, marks, logos and other corporate identifications which are shown on the "Schedule of Trade Names and Trade Marks" attached as Schedule "E" hereto.

               f. The interests or rights of Seller in any leases or rental agreements giving Seller possession or use of any real or personal property which are shown on the "Schedule of Leases and Rental Agreements" attached as Schedule "F" hereto.

               g. The interests and rights, including without limitation the right to enforce, but, except as specifically provided below, not the obligations, of Seller in any employment contracts, confidentially, intellectual property rights assignments agreements or noncompete or nondisclosure agreements, or any other contracts or agreements not otherwise described or included herein relating or pertaining in any manner whatsoever to the Property or to the Seller's business, including, but not limited to the contracts or agreements which are shown on the "Schedule of Other Contracts and Agreements" attached as Schedule "G" hereto; provided, however, that Buyer reserves the right to reject, in its sole discretion, and not include in this purchase transaction, certain of such other contracts or agreements listed on "Schedule of Specifically Excluded Other Contracts and Agreements" attached as Schedule "G-1" hereto.

               h. All inventories of any product or item held for sale to customers, manuals, brochures, other advertising materials, office supplies, or any other items of purchased, produced, or developed materials used in relation to or in the conduct of Seller's business, including, but not limited to, such inventories or items which are shown on the "Schedule of Inventories" attached as Schedule "H" hereto; and all purchase orders and commitments made by Seller to suppliers of Seller's business and relating to the Property outstanding as of the Closing date and which have heretofore been made available to Buyer and listed on Schedule "H".

               i. All computer and related equipment, furniture and fixtures, office equipment and other tangible personal property of Seller, including, but not limited to, such items of tangible personal property which are shown on the "Schedule of Tangible Personal Property" attached as Schedule "I" hereto.

               j. All good will, business opportunities and all other assets of the Seller, except the excluded assets described below.



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         2.    Excluded Assets. The following items of property shall not be sold by the Seller or acquired by the Buyer hereunder and are excluded from the definition of Property (the "Excluded Assets"): (i) cash and cash equivalents on hand or on deposit; (ii) amounts due from Seller's employees; (iii) accounts receivables of Seller listed on a printout of Seller's accounts receivable and existing as of the Closing date for which all of Seller's deliverables, commitments, services or products whatsoever have been fully completed, performed or provided to the customer by Seller as of the Closing date and such accounts receivable are then legally payable to Seller, as set forth on the "Schedule of Seller's Accounts Receivable" attached hereto as Schedule "X" and made a part hereof; (iv) the corporate record book and financial books and records of Seller excluding the books and records to be transferred hereunder, and (v) the Seller's tax refunds and credits, utility deposits, investments, prepaid insurance premiums and insurance claims and insurance proceeds, if any.

         3. Purchase Price. The total purchase price, as hereinafter provided, shall be $3,000,000. In consideration of Seller's and Shareholder's performance under this Agreement and the transfer and delivery of the Property to the Buyer, the Buyer shall pay, complete or otherwise undertake the following:

               a. Buyer shall pay the initial or fixed component of the purchase price ("Initial Purchase Price") in the amount of One Million Dollars ($1,000,000) in cash at the Closing (as hereinafter defined). Buyer has advanced to Seller Fifty Thousand Dollars ($50,000) of the Initial Purchase Price, for which credit toward the payment of the Initial Purchase Price shall be given to Buyer at Closing, and if the Closing does not occur, Seller and Shareholder shall be jointly and severally obligated to Buyer to repay such advance within ten (10) days of Buyer's demand. Notwithstanding the foregoing to the contrary, at the Closing, One Hundred Thousand Dollars ($100,000) of the Initial Purchase Price shall be retained by the Buyer in escrow for ninety (90) days after Closing as security for any breach or violation by Seller or Shareholder of any of Seller's or Shareholder's representations, warranties or other provisions of this Agreement. To the extent not required as security for any breach or violation by Seller or Shareholder of any of Seller's or Shareholder's representations, warranties or other provisions of this Agreement, such retained escrow funds shall be delivered by the Buyer to the Seller at the end of the 90 days escrow period, plus all interest earned thereon.

               b. Buyer shall pay, in the aggregate, up to Two Million Dollars ($2,000,000) in three payments over the three (3) year period following the Closing ("Contingent Purchase Price"). The amount and payment of the Contingent Purchase Price shall determined by and conditioned upon certain operating profit and software development objectives being achieved after Closing through Buyer's continued business operations of the the Property and Seller's business purchased hereunder, as more fully described and provided in Paragraph 4 of this Agreement.

               c. As the transferee, assignee, sublessee or otherwise, assume or undertake



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certain of Seller's obligations or responsibilities as specifically provided hereunder pertaining to the contracts, leases, rental agreements and other agreements listed or described in Schedules "D", "F" and "G" attached hereto. Notwithstanding anything in this Agreement to the contrary, no obligation, liability or responsibility of Seller will be imposed upon Buyer on or after the Closing unless the contract or agreement describing such obligation, liability or responsibility is listed or described on Schedules "D", "F" or "G."

               d. For purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, a schedule allocating the Purchase Price to be paid by Buyer to the Seller and among each class of the Property (the "Purchase Price Allocation Schedule") shall be attached hereto as Schedule W. Each of Seller and Buyer shall prepare its federal, state and local income tax (if any) returns for all current and future tax reporting periods and file Form 8594 (and corresponding state, local and foreign forms) with respect to the transfer of the Property to Buyer in a manner consistent with the Purchase Price Allocation Schedule. If any governmental entity challenges such allocation, the party first receiving notice of such challenge shall give the other party prompt notice of such challenge, and the Seller and Buyer shall cooperate in good faith in responding to such challenge, in order to preserve the effectiveness of the Purchase Price Allocation Schedule. Neither the Seller nor the Buyer shall report the allocation of the Purchase Price in a manner inconsistent with the Purchase Price Allocation Schedule.

         4. Contingent Purchase Price. Buyer shall pay to Seller, with no minimum commitment by Buyer, the Contingent Purchase Price, as follows:

               a. The Contingent Purchase Price shall be divided into three equal parts of Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($666,667), which each such part shall be referred to as an "Annual Contingent Purchase Price Payment". The payment by Buyer to Seller of each Annual Contingent Purchase Price Payment shall be conditioned upon Buyer achieving an Operating Profit (as hereinafter defined) in the fiscal year applicable for such payment of Four Hundred Seventy-Six Thousand Seven Hundred Seventy-One Dollars ($476,771), Five Million Seven Hundred Nineteen Thousand Four Hundred Twelve Dollars ($5,719,412) and Ten Million One Hundred Forty-Four Thousand One Hundred Eleven Dollars ($10,144,111), for the years ended June 30, 2000, June 30, 2001 and June 30, 2002, respectively (each referred to as the "Annual Operating Profit Objective"). "Operating Profit" shall be defined as pre-tax net income of Buyer determined in accordance with generally accepted accounting principles applied on a consistent basis. In the event Buyer engages after the Closing in business activities which are not substantially similar to the business activities conducted by Seller prior to the Closing (the "Non-Operating Profit Activities"), then Operating Profit shall not include any revenues or expenses directly associated with such Non-Operating Profit Activities. The Operating Profit for each of the above stated three years ending after the Closing shall be determined by the independent public accounting firm, Arthur Andersen & Co., or such other independent accounting firm then engaged by Buyer's parent, HTE, Inc., to provide public accounting/auditing services, within sixty (60) days after the close of each such annual period.



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The determination of the Operating Profit by such accounting firm shall be final and binding upon the parties hereto. The payment of an Annual Contingent Purchase Price Payment shall be made by Buyer to Seller within seven (7) days after the determination that the Operating Profit for such fiscal year equals or exceeds the Annual Operating Profit Objective for such year. In the event an Annual Operating Profit Objective for any fiscal year is not achieved, then the applicable Annual Contingent Purchase Price Payment for such year shall not be due or payable by the Buyer; provided, however, that such unearned and unpaid Annual Contingent Purchase Price Payment shall become payable upon the cumulative and aggregate Operating Profit from July 1, 1999 through the end of either of the fiscal years ended June 30, 2001 or June 30, 2002 equaling or exceeding the cumulative and aggregate Annual Operating Profit Objectives from July 1, 1999, through such year end date. The payment of the Contingent Purchase Price shall not be conditioned upon the Buyer's continued employment of Shareholder after the Closing.

         5. Unearned Maintenance and Support Revenue. As of the Closing date, a comprehensive description and amount of Seller's unearned maintenance and support fees or revenue under its customer maintenance and support contracts, if any ("Unearned Maintenance Fees") shall be mutually determined in good faith by the parties using a straight-line or monthly prorated method, which shall be shown on Schedule "J" attached hereto and made a part hereof. Buyer shall receive a credit for the Unearned Maintenance Fees (the "Unearned Maintenance Fees Revenue Credit"), which shall be applied: (i) one-third toward the payment of the first Annual Contingent Purchase Price Payment; (ii) one-third toward the payment of the second Annual Contingent Purchase Price Payment and (iii) one-third toward the payment of the third Annual Contingent Purchase Price Payment. Seller agrees that between the date hereof and the Closing date, Seller shall not enter into any maintenance contracts with customers without the Buyer's express prior written consent. In addition, with respect to such customer maintenance contracts, Seller and Shareholder hereby represent and warrant to Buyer that within the 90 days immediately preceding the date of this Agreement, Seller has not executed or otherwise entered into with a customer any renewed maintenance contract for a renewal term greater than one year.

         6. Other Deferred or Unearned Revenue. As of the date of Closing, a comprehensive description of all prepaid customer development work or service orders, including, without limitation, an estimated amount of person hours required to fully perform such remaining services or work ("Person Hours"), and amount of Seller's Other Deferred Revenue (defined herein), if any, shall be mutually determined in good faith by the parties based on objective and reasonable standards and factors, and shall be shown on Schedule "K" attached hereto. Any dispute between the parties over such amount shall be resolved in accordance with the Revenue Dispute Procedure set forth in Paragraph 37 of this Agreement. Buyer shall receive a credit (the "Other Deferred Revenue Credit") which shall be applied: (i) one-third toward the payment of the first Annual Contingent Purchase Price Payment; (ii) one-third toward the payment of the second Annual Contingent Purchase Price Payment and (iii) one-third toward the payment of the third Annual Contingent Purchase Price Payment. For purposes hereof, "Other Deferred Revenue" shall mean any customer fees or revenue amount



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billed and/or collected by Seller under any license, development, service or other nonmaintenance nonsupport contracts for which the product or service applicable to such billing or collection has not been fully provided or completed (including, without limitation, the expiration of a license from the Seller) by Seller as of the date of Closing. In the event (i) Buyer reasonably expends more Person Hours after the Closing than agreed to and represented by Seller on Schedule "K" or described in the Other Deferred Revenue or (ii) Buyer otherwise reasonably incurs reasonable direct costs in fulfilling the requisite performance owed to the customer in excess of 80% of the amount of the Other Deferred Revenue Credit, then Buyer shall be entitled to deduct such excess costs from any payment otherwise due to Seller, including any funds then held in escrow or the Contingent Purchase Price.

         7. Works-in-Progress and Customer Commitments. As of the date of Closing, a comprehensive description and analysis, including an estimated amount of Person Hours remaining to complete, and amount of Seller's customer works-in-progress and commitments, together with the amount of fees or other payments Seller is legally entitled to receive from its customers for completion of such works-in-progress or commitments after the Closing date ("Seller Customer Commitments"), which shall be mutually determined in good faith by the parties based on objective and reasonable standards and factors, and which shall be shown on Schedule "L" attached hereto. As provided in this Agreement, accounts or other receivables due from Seller's customers for which all of Seller's deliverables, services or products have been fully provided or completed prior to the date of Closing by Seller shall be retained by Seller. Such definition of Seller's accounts receivables shall include any unbilled amounts due from Seller's customers for the fully completed portion of any works-in-progress or commitments as of the date of Closing. In the event (i) Buyer reasonably expends more Person Hours after the Closing than represented by Seller on Schedule "L" or described in the Seller Customer Commitments or
(ii) Buyer otherwise reasonably incurs direct costs in excess of 80% of the amount of the Seller Customer Commitments ("Work-In-Progress Credit"), then Buyer shall be entitled to deduct such excess costs from any payment otherwise due to Seller hereunder, including any funds then held in escrow or the Contingent Purchase Price. Any payments received by Buyer after the Closing from customers which are entirely applicable to the portion of the above described completed part of the works-in-progress retained by Seller shall be remitted to Seller within thirty (30) days of Buyer's receipt thereof.

         8.    Closing.

               a. Date and Place of Closing. This transaction shall be closed on or before June 24, 1999 (the "Closing"), or on such other date as mutually agreed upon, at Buyer's offices, 1000 Business Center Drive, Lake Mary, Florida 32746, or at such other place as mutually agreed upon; provided, however, that Buyer shall have the right to request the consent of Seller and the Shareholder to a ten-day extension, which consent shall not be unreasonably withheld.

               b. Conditions of Closing. The Closing shall be conditioned upon the following:



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                    (i)       the Buyer and Shareholder entering into an
Employment Agreement in substantially the form attached hereto as Exhibit "N", as provided for in Paragraph 13 of this Agreement;

                    (ii) the representations and warranties of Seller and the Shareholder as set forth in this Agreement being true and correct in all material respects at and as of the date of this Agreement and as of the date of Closing (as though made at and as of that time) and the respective obligations of Seller and the Shareholder shall have been performed or complied with in all material respects as required by this Agreement to be performed or complied with at or prior to the Closing Date, and Seller and the Shareholder delivering to Buyer an executed certificate to such effect, dated the date of Closing, in form and substance reasonably acceptable to Buyer and its attorney; in connection with Seller's delivery of the certificate referred to in the foregoing sentence, Seller and the Shareholder may from time to time update and deliver revised schedules (the "Updated Schedules") showing changes from the schedules being delivered on the date hereof as may be necessary to reflect developments occurring in the period between the date hereof and the Closing date and other information required to be disclosed pursuant to this Agreement; provided, however, that Buyer may accept the Updated Schedules and proceed with Closing or reject the Updated Schedules and terminate this Agreement in its sole but reasonable discretion; and provided further, that no claim may be made by Buyer with respect to the Updated Schedules if Buyer elects to accept the Updated Schedules and close the transactions contemplated hereby; provided further, however, that as a condition to acceptance of any Updated Schedule(s) and of its election to close the transactions contemplated hereby, Buyer may require acceptable resolution in its sole but reasonable discretion of any matter disclosed in an Updated Schedule prior to Closing;

                    (iii)     [Intentionally Omitted];

                    (iv) Seller shall have delivered to Buyer (A) state-certified copies of the Articles of Incorporation of Seller and copies of the Bylaws of Seller as in effect immediately prior to the Closing, (ii) copies of resolutions adopted by Seller's Board of Directors and by Seller's Shareholder authorizing the transactions contemplated by this Agreement, and
(C) a certificate of legal existence of Seller issued by the Secretary of State of the State of Florida and each other state in which it is qualified to do business as of a date not more than ten days prior to the Closing date, and all of such documents (except for the certificate of legal existence) shall be certified as of the Closing date by a duly authorized officer of Seller as being true, correct and complete;

                    (v) between the date of this Agreement and the Closing date, there shall not have been any occurrence or event known to Seller or Shareholder which, individually or in the aggregate, has resulted in or which Seller or Shareholder reasonably expects will result in an effect or change which is materially adverse to the results of



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operations, financial condition or prospects of the Seller's business or the ability of Buyer to use the Property, and Seller and Shareholder delivering to Buyer an executed certificate to such effect, dated the Closing date;

                    (vi) each of the parties receiving the opinions of counsel from the other party's counsel, dated the Closing date, in form and substance reasonably satisfactory to such other party;

                    (vii) each of the parties executing and delivering the respective collateral documents to which it is a party, including, without limitation, the bill of sale, the various assignments and assumption agreements transferring the Property;

                    (viii) Buyer's receipt of all required approvals, consents and authorizations of state and federal regulatory authorities, if any,

                    (ix) receipt of all required consents of third parties, if any; and

                    (x) all other conditions to the Closing of the Seller, Shareholder and the Buyer provided under this Agreement have been fully satisfied, including without limitation, the termination of all existing security interests and financing statements affecting the Property.

               c. Due Diligence. Buyer shall have the right to request, and Seller shall have the obligation to supply, up to Closing continuing information concerning the Seller, including, but not limited to: (i) resumes of all personnel; (ii) employee compensation schedules; (iii) copies of all employment, non-compete or non-disclosure agreements; (iv) employee benefit plans; (v) annual financial statements and supporting schedules for the past three years; (vi) customer lists; (vii) copies of all customer contracts (licensing and support); (viii) copies of all lease, rental or similar contracts; (ix) copies of all insurance policies or contracts; (x) copies of all other contracts or agreements; (xi) copies of all loans or other debt instruments; (xii) the Seller's Articles of Incorporation, Bylaws and corporate minutes; (xiii) copies of aged accounts receivable and accounts payable; (xiv) copies of current detail amortization schedules of intangible assets and depreciation schedules for tangible assets, including a complete description of each asset item shown thereon; (xv) copies of all sales brochures and advertisements; (xvi) copies of standard licensing, support and other customer agreements or contracts; (xvii) description of products and services sold; (xviii) description of any product enhancements underway or planned; (xix) description of any development programs underway or planned; (xx) copies of any patents, copyrights, trademark, tradename or applications therefore; (xxi) copies of Federal and state income tax returns as filed for the fiscal years ended on or before December 31, 1998, together with all supporting schedules;
(xxii) copies of all payroll tax information and supporting payment documentation for the past two (2) years; (xxiii) description of any threatened, pending or ongoing arbitration, civil, legal, regulatory or governmental proceedings, if any, whatsoever involving Seller, together



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with the case or file number, court or agency and the names and addresses of all other parties involved therein; (xxiv) copies of any judgments, orders, findings or decrees of any court, governmental entity, arbitrator or mediator, if any, in which Seller is named or involved; (xxv) copies of bills of sale and/or purchase documents for all of Seller's material assets; and (xxvi) such other information, copies, or items as might be reasonably requested by Buyer relating to the Property or the business of Seller.

               d. Transfer of Possession. Possession of the Property shall be transferred to Buyer as of the date of Closing or as of the opening of business following the date of Closing, as the situation may require.

               e. Transfer of Title. Title to the Property shall be transferred by Seller and the Shareholder, as the case by, to Buyer at the time of Closing as follows:

                    (i) Tangible personal property shall be transferred by bill of sale absolute, free and clear of all liens, encumbrances and claims whatsoever, except as to any obligation or encumbrance, if any, to be assumed, or taken subject to, by Buyer as specifically provided for hereunder;

                    (ii) Intangible personal property shall be transferred by an absolute assignment or other legally required or appropriate document of conveyance, free and clear of all liens, encumbrances and claims whatsoever, except as to any obligation or encumbrance, if any, to be assumed, or taken subject to, by Buyer as specifically provided for hereunder; and

                    (iii) Leasehold interests shall be transferred by assignment or sublease, free and clear of all obligations and encumbrances whatsoever, except as to any obligation or encumbrance, if any, to be assumed, or taken subject to, by Buyer as specifically provided for hereunder.

               f. Prorations. Property taxes for 1999, rent, utilities, prepaid items, etc., if any, shall be prorated between Seller and Buyer through the last day preceding the date of Closing. In addition, the Seller shall receive credit toward the payment of Work-In-Progress Credit and any other amount due to Buyer hereunder. Buyer shall have the option of taking over any existing policies of insurance, if assumable, in which event premiums shall be prorated. Taxes shall be prorated based on the most recent tax bill issued by the taxing authority with due allowance made for the maximum allowable discount. Any tax proration based on an estimate may, at the request of either Buyer or Seller, be subsequently adjusted when the tax bill is issued.

               g.   [Intentionally Omitted].


         9.    [Intentionally Omitted].



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         10.   Change of Corporate Name. Within fifteen (15) days after the date of Closing, the Seller shall cease using the corporate name "Information on Demand, Inc.", and shall adopt non-conflicting and non-confusing corporate and trade names for its corporate existence and the conduct of its continued business operations, if any, and shall deliver to Buyer a copy of its amended articles of incorporation as filed with, and certified by, the Secretary of State of the State of Florida so changing its corporate name from Information on Demand, Inc., to such other name reasonably acceptable to Buyer.

         11.   [Intentionally Omitted].

         12. Employment for Seller's Employees. Effective as of the date of Closing, selected employees of Seller as listed on Schedule "R" will be offered employment with Buyer (the "HTE Employment Opportunity"). Job descriptions, compensation, etc. will be negotiated with each of Seller's employees. Those employees of Seller who accept employment with Buyer will be entitled to participate in Buyer's employee benefits programs.

         13. Employment of Shareholder. Effective as of the date of Closing, the Shareholder shall enter into with Buyer a five (5) year employment, confidentiality and noncompete agreement (the "Employment Agreement"), in substantially the form attached as Exhibit "N" hereto, pursuant to which the Shareholder will agree to certain covenants and restrictions and will provide services, in an executive employee capacity, to Buyer in regard to the continued business operations of the Property and Seller's business purchased hereunder. Buyer shall pay to the Shareholder pursuant to the Employment Agreement the following: (i) an annual base salary of $150,000, and (ii) an annual performance bonus up to a maximum of $75,000. In addition, the Employment Agreement will include reasonable and customary provisions for such agreements, including confidentiality, nondisclosure, non-compete, works for hire and non-solicitation provisions.

         14.   Opinions of Counsel.

               a. Seller. At the Closing, the Buyer shall receive a favorable opinion, dated the date of the Closing, from Seller's outside legal counsel, substantially stating and covering the following matters:

                    (i) The Seller is a corporation incorporated and organized under the laws of the State of Florida, and its status is active;

                    (ii) The Seller has the corporate power to conduct its business and to execute and deliver this Agreement and all other agreements or instruments pertaining thereto;

                    (iii) The Seller, and the shareholder of Seller, have authorized the execution, delivery and performance of this Agreement and all other agreements or



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instruments pertaining hereto;

                    (iv) This Agreement and all other agreements or instruments pertaining thereto are valid and binding upon and enforceable against the Seller under the laws of Florida and the Federal law of the United States;

                    (v)       [Intentionally Omitted];

                    (vi) The execution, delivery and performance by the Seller and the Shareholder of this Agreement and all other documents pertaining thereto, will not (i) violate the articles of incorporation, as may be amended, or bylaws of the Seller; or, (ii) to counsel's knowledge, (A) violate any statute, law, rule or regulation of the State of Florida or the United States applicable to the Seller and/or the Shareholder or any order, writ, judgement or decree of any court or any public or governmental agency or authority applicable to the Seller or the Shareholder; (B) violate, conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under any material agreement or instrument to which the Seller or the Shareholder is a party or by which they or their assets, including the Property, are bound and of which agreement or instrument counsel is aware; or (B) result in the creation of a mortgage, security interest or other encumbrance upon the Property; and

                    (vii) To counsel's knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or governmental agency pending or overtly threatened in writing against the Seller or the Shareholder or any of the properties of the Seller or Shareholder, including the Property.

               b. Buyer. At the Closing, the Seller shall receive a favorable opinion, dated the date of the Closing, from Buyer's counsel, substantially covering the following matters:

                    (i) The Buyer is a corporation incorporated and organized under the laws of the State of Florida, and its status is active;

                    (ii) The Buyer has the corporate power to conduct its business and to execute and deliver this Agreement and all other agreements or instruments pertaining thereto;

                    (iii) The Buyer has authorized the execution, delivery and performance of this Agreement and all other agreements or instruments pertaining thereto;

                    (iv) This Agreement and all other agreements or instruments pertaining hereto are valid and binding upon and enforceable against the Buyer under the laws of Florida and the Federal law of the United States; and

                    (v) The execution, delivery and performance by the Buyer of this Agreement and all other documents pertaining thereto, will not
(i) violate the articles of incorporation, as amended, or bylaws of the Buyer, or (ii) to counsel's knowledge (A) violate any statute, law, rule or regulation of the State of Florida or the United States applicable to the Buyer or any order, writ, judgement or decree of any court or any public or governmental agency or authority applicable to Buyer; (B) violate, conflict with or constitute a default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a default) under any material agreement or instrument to which Buyer is a party or by which it or its assets are bound and of which agreement or instrument counsel is aware. Seller acknowledges and agrees that Buyer's counsel may rely on a certificate from a responsible officer of the Buyer covering factual matters upon which counsel may base its opinion as to the matters set forth in its opinion.

         15. Debts of Seller. In lieu of compliance with the provisions of any law or statute relating to bulk transfers or otherwise, it is agreed as follows:

               a. At Closing, Seller shall furnish to Buyer a list of the Seller's then existing business creditors on the "Schedule of Existing Creditors" attached as Schedule "U" hereto, which schedule shall be separately signed and sworn to by Seller and shall contain the names and business addresses of all such creditors and showing the amounts owed to each of them, and also the names and addresses of all persons who are known by Seller to assert claims against it, even though such claims are disputed or, if there are no such creditors or claimants, an affidavit that none exist.

               b. In the event Seller defaults or otherwise fails to repay or otherwise satisfy any or all of such indebtedness in a timely manner, or as otherwise legally or contractually required, then any amount of cash otherwise due hereunder to Seller or the Shareholder may, at the Buyer's option and upon the expiration of thirty (30) days from the date which Buyer delivers advance written notice thereof to Seller and the Shareholder and during which 30 day period Buyer has not received evidence satisfactory in its sole discretion to demonstrate that Seller and/or the Shareholder has paid off or otherwise satisfied such outstanding amount, be applied instead, insofar as necessary, to the payment of such delinquent indebtedness of Seller as shown on the above described Schedule "U" or as otherwise reasonably shown to be an indebtedness of Seller, and the balance of such funds, if any, due hereunder shall be disbursed to Seller or the Shareholder, as the situation may require. If any such debts are in dispute, the necessary sums shall be withheld from distribution until the dispute is settled or adjudicated. Buyer shall be authorized, but not required, to make appropriate inquiries of any of such listed creditors from time to time to ascertain whether such indebtedness is being liquidated in a timely manner by the Seller. Neither Seller nor the Shareholder shall have any cause of action, or claim, against Buyer for any amount paid hereunder in good faith to any of such creditors. Notwithstanding any provision hereof to the contrary, Buyer shall assume only such obligations or other liabilities expressly recognized and agreed to in Paragraph 3(c).

         16. Seller's and Shareholder's Representations and Warranties. Seller and the

Shareholder each represent and warrant to Buyer as follows (referenced Schedules not attached hereto upon execution hereof shall be delivered on or before Closing):

               a. Corporate Existence. Seller is now and on the date of Closing will be a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Seller has all requisite corporate power and authority to own, operate and/or lease the Property, as the case may be, and to carry on its business in all states or jurisdictions as now being conducted.

               b. Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and Shareholder of Seller, and this Agreement constitutes a valid and binding agreement of Seller and the Shareholder in accordance with its terms.

               c. Financial Statements. Attached hereto as Schedule "O" are Seller's balance sheet as of December 31, 1998 and income statement and other financial information for the twelve months ended December 31, 1998 ("Financial Statements"). The Financial Statements are prepared in accordance with the books and records of Seller and are true, correct, and complete and fairly present the financial condition of Seller at the date of such Financial Statements and the results of its operations for the period then ended. Except as described in this Agreement, since the date of the Financial Statements there has been no material adverse change in the financial condition of Seller.

               d. Title to Property. Except as described in Schedule "P" attached hereto, or in Schedule A-1 wherein Seller shall list all requisite assignments and consents necessary to transfer the development tools and other Property as further described in Subparagraph 1(a) hereof, Seller holds good and marketable title to the Property, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, encumbrances or adverse rights of third parties. Except as described in Schedule "P" of this Agreement, Seller holds valid and enforceable intellectual property rights to the Property that may be asserted, and to Seller's and the Shareholder's knowledge are sufficient, to prevent any third party other than the Seller from reproducing, transmitting, distributing, selling, licensing, leasing or otherwise conveying or exploiting for commercial purposes, or preparing derivative works of, the source code or object code contained in the Property. Except as described in Schedule "P", the Computer Products do not contain any copyrighted material, including source code or portions of source code, created by any third party other than past or current employees of, or consultants to, the Seller ("Contributors"). Except as described in Schedule "P", none of the Contributors has any valid claim to ownership or joint ownership of any copyright in or to any portion of the Property. Except as described in Schedule "P", the execution and delivery of this Agreement and the other documents to be delivered by Seller and the Shareholder to Buyer in this transaction, upon delivery of the Initial Purchase Price, will vest at the Closing all of the Seller's right, title and interest in and to the Property in Buyer and Buyer will be vested with good and marketable right, title and interest in and to the Property, in each case free and clear of any liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description.

               e. Adverse Circumstances. Except as otherwise set forth on the "Schedule of Other Adverse Circumstances" attached as Schedule "V" hereto, to the Seller's and the Shareholder's knowledge, there are no developments or circumstances, existing or threatened, of a special or unusual nature that may be materially adverse to the Property or Seller's business.

               f. Transfer Not Subject to Encumbrances or Third-Party Approval. The execution, delivery and performance of this Agreement by Seller and the Shareholder, and the consummation of the contemplated transactions, will not (i) contravene any provision of the articles of incorporation or bylaws of Seller, (ii) result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Property, or (iii) require the authorization, consent, or approval of any third party, including any governmental entity, subdivision or regulatory body, except that the prior written consent of the other party to the agreements listed on Schedule "A-1" attached hereto is required for the assignment thereof by Seller to Buyer.

               g. Labor Agreements and Disputes. Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of Seller's employees. Neither Seller nor the Shareholder is aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the two years preceding the date of this Agreement.

               h. ERISA and Related Matters. Schedule "Q" sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in ss.ss. 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), existing on the date hereof that are or have been maintained or contributed to by the Seller. Except as listed on Schedule "Q", the Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Corporation, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in ss. 3(3) of ERISA), for which the Seller may have any ongoing material liability after Closing. The Seller does not maintain nor has it ever contributed to any Multiemployer Plan as defined by ss. 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in ss. 406 of ERISA or ss. 4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by the Seller as to which the Seller has been party. As to any employee pension benefit plan listed on Schedule "Q" and subject to Title IV of ERISA, there have been no reportable events (as such term is defined in ss. 4043 of ERISA).

               i. Noncancelable Contracts. At the time of Closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of Seller's business not cancelable within 90 days, except those Agreements listed on Schedules "D", "F" and "G."

               j. Compliance with Laws. To the Seller's and the Shareholder's knowledge, Seller is in compliance in all material respects with all federal, state and local laws, regulations and ordinances and all orders, judgments and decrees of any court or governmental authority applicable to, binding upon or affecting any of the Property or any aspect of the Seller's business. Seller has not been charged with violating, or, to the knowledge of Seller, threatened with a charge of violating, or under investigation with respect to a possible violation of any provision of any federal, state or local law, regulation or ordinance relating to the Property or any aspect of the Seller's business.

               k. Noninfringement; Litigation. There is no claim, litigation, proceeding, or investigation pending or, to the best knowledge of Seller and the Shareholder, threatened against Seller or the Shareholder that might result in any material adverse change in the business or condition of Property being conveyed under this Agreement. The Computer Products do not: (i) infringe any copyright, or to the best knowledge of Seller and the Shareholder after reasonable inquiry, induce or contribute to the infringement of any copyright of any third party; (ii) to the best knowledge of Seller and the Shareholder after reasonable inquiry, infringe, induce or contribute to the infringement of any patent, trademark, tradename or other intellectual property right (other than copyright) of any third party; (iii) to the best knowledge of Seller and the Shareholder after reasonable inquiry, misappropriate any trade secret, know-how, process, proprietary information or other right of any third party. Neither Seller nor the Shareholder has received notice of, or has any knowledge of, any complaint, assertion, threat or allegation that would contradict the foregoing.

               l. Good Standing. Except as set forth on the "Schedule of Other Adverse Circumstances" on Schedule "V" hereto, all contracts, leases and other agreements to be assigned or transferred to Buyer hereunder are in good standing and are not in default and neither Seller nor the Shareholder knows of any facts or circumstances which, after any satisfaction or expiration of applicable notice or opportunity to cure provided for therein may or could constitute an event of default. Except as set forth on Schedule "V", the consent of all persons whose consent to such transfer or assignment is required has been or will be secured by Seller on or prior to the date of Closing.

               m. Accurate and True Information. The originals or copies of the contracts, leases, agreements and all other documents or papers, including Seller's financial statements and other information (except as otherwise described in Subparagraph 16(c) hereof), which have been or will be furnished to Buyer for examination prior to Closing are genuine, complete and accurate in all material respects.

               n. Payment of Seller's Debts. All creditors of Seller have been or will be paid in a timely manner, or as otherwise legally or contractually required.

               o. Timely Filing of Tax Returns. Seller shall complete and timely file all tax returns and other governmental filings and reports legally required by virtue of the business operation up to the date of transfer of possession hereunder, and shall pay all taxes and other items shown to be due by such returns, filings or reports, including, but not limited to, income taxes, sales taxes, unemployment compensation taxes, social security taxes and withholding taxes.

               p. No Conflict. Neither Seller nor the Shareholder has entered into any other contract to sell, mortgage or otherwise transfer, assign or encumber the Property or any portion thereof. In addition, Seller will, up to the time of Closing, operate and maintain the businesses in which the Property is used in the regular course and will not violate the terms of any mortgage, lease, or any other contract connected with the business or pertaining to the Property.

               q. Working Order, Condition and Performance of Certain Items of Property. Subject to the representations and warranties as to title contained hereinabove, Buyer shall accept the conveyance of all of the Property that is tangible personal property "AS IS" and "WITH ALL FAULTS," with no other warranties whatsoever including, without limitation, warranties as to condition, merchantability or fitness for a particular purpose. The Computer Products will functionally perform or operate as of the date of Closing, including without limitation the ability to operate accurately for "Year 2000" purposes, and thereafter substantially in accordance with the documentation for such Computer Products provided and other representations made by Seller or the Shareholder to the Buyer; provided, however, that to the extent any of the Computer Products do not so perform and operate, the Buyer may deduct or offset from any amounts owed to Buyer hereunder or otherwise seek indemnification from Seller and/or the Shareholder, as further provided herein, the amount(s) equal to such damage or loss. The Computer Products do not contain any virus, timer, clock, counter, or other design or routine intended to limit access to or usage of the Computer Products except to the extent expressly reflected in design documentation for such products provided to Buyer.

               r. Access to Premises and Information. At reasonable times prior to the Closing, Seller will provide Buyer and its representatives with reasonable access to its premises during business hours to review, examine, inspect, study, copy and audit the assets, titles, contracts, books, personnel files, records and financial and operating data of Seller and timely furnish such additional information concerning Seller's business as Buyer from time to time may request so that Buyer can conduct its due diligence investigation; provided, however, that no such review, examination, inspection, study, copy or audit by Buyer or its representatives shall be deemed to be a waiver by Buyer of, or a release of Seller or the Shareholder from, any representations, warranties, covenants, conditions, liabilities or obligations as set forth in this Agreement. Each of Buyer, Seller and the Shareholder acknowledge that certain of the information and material provided by each to the other during the course of this transaction is privileged and confidential. Each of Buyer, Seller and the Shareholder agree to respect the confidential nature of this information and material and not to disclose such information or give such material to any unrelated third party. As to documents, confidential information shall include any document which is clearly marked or identified by a party as "confidential." Promptly following the Closing date, Seller shall deliver to Buyer all materials remaining in its employees, agents or representatives possession containing any such confidential information, including, without limitation, information relating specifically to source code, system and user documentation and other documentation relating to the Computer Products, and all copies, extracts and transcriptions thereof.

               s. No Future Liens. At no time after Closing shall Buyer or the Property be subject to a lien, encumbrance or charge arising out of or relating to Seller's use or ownership of such Property prior to the Closing.

               t. Accuracy of Representations and Warranties. None of the representations or warranties of Seller or the Shareholder herein contains or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Neither Seller nor the Shareholder knows of any fact that has resulted, or that in the reasonable judgment of Seller and the Shareholder may result, in a material change in the business (the basis of which occurred prior to Closing), operations or Property of Seller that has not been set forth in this Agreement or otherwise disclosed in writing to Buyer. In addition, neither Seller nor the Shareholder have made any written or oral customer commitments or promises which have not been disclosed in writing by Seller to Buyer prior to Closing.

               u. No Rights to Third Parties. Neither Seller nor the Shareholder has: (a) sold, licensed, transferred, pledged or assigned the Computer Products to, or otherwise provided for the escrow of source code of the Computer Products for the benefit of, any third party, except as specifically listed on the "Schedule of Third Party Holders of Source Code" attached hereto as Schedule "T", or (b) granted any third party the right to sublicense any Computer Products to any other third party, or (c) granted any third party ownership rights in or to the Computer Products or any enhancements of or revisions to the Computer Products, except pursuant to written agreements, each of which is listed on Schedule "D". Except as set forth on Schedule "T" attached hereto, after the Closing, other than the Buyer there will be no person or entity who has the source code, or copies thereof, to the Computer Products.

               v. No Undisclosed Agreements. Neither Seller nor the Shareholder has contracted or committed to provide development work or customization work (or special features or functionality) with respect to any Computer Products (including releases, versions, updates or enhancements to Computer Products or additional products), except as provided in the agreements listed on Schedule "D", which lists all such agreements for (i) Computer Products that have not been fully and completely developed, customized, shipped, delivered, and/or installed, for new Computer Product features or enhancements that have not been developed, customized, shipped, delivered, or installed, or (ii) development or customization services or any other commitments of Seller to a customer which have not been fully and completely performed by Seller. Seller has provided Buyer with originals or copies of all such agreements. Seller has not made any written or oral performance, licensing, or programming commitments to customer(s) which are not disclosed in writing by Seller to Buyer on Schedule "D" or otherwise on or prior to the Closing date.

               w. Warranties and Warranty Claims. Other than as set forth in the agreements listed on Schedule "D", Seller has not made any written or other binding warranty or representation with respect to any of the Computer Products, or any product that embodies or utilizes any of it or them. All pending warranty claims by Seller's customers with respect to the Computer Products are described on the "Schedule of Pending Warranty Claims" attached hereto as Schedule "S". Seller has heretofore provided Buyer with access to complete copies of all unresolved written customer complaints and all written summaries of those oral customer complaints in Seller's possession relating to the Products and any products not currently sold by Seller's business but as to which ongoing service, support or other responsibilities is provided or owed by the Seller's business.

         17. Buyer's Representations and Warranties. Buyer represents and warrants that Buyer is a corporation organized and existing under the laws of the State of Florida, is active, and in good standing in all material respects, and has the power and legal authority to enter into and carry out the provisions of this Agreement. The execution and delivery by Buyer to Seller and the Shareholder of this Agreement has been duly authorized by Buyer's board of directors and is made in compliance with all requirements which may be imposed by Buyer's articles of incorporation and bylaws, and this Agreement is a legally binding contract of Buyer. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the contemplated transactions, will not contravene any provision of the articles of incorporation or bylaws of Buyer or require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

         18. Employee Wages and Benefits; Other Liabilities. Seller shall be solely responsible for the salaries and other benefits due and payable to Seller's employees. In the event Buyer decides to employ a person who was previously employed by Seller, Buyer shall negotiate with and enter into a new employment arrangement with such person under which Buyer's entire responsibility for salaries, vacation time, and other employee benefits, if any, for such person shall be provided for therein. As between Seller, the Shareholder and Buyer, Seller and the Shareholder shall have sole responsibility and joint and several liability for the defense of, and will hold Buyer harmless from, any damages or loss resulting from, any claims that may arise at any time against Seller, the Shareholder or Buyer in connection with the Property or the operation of the business as a result of an act, transaction, event or anything occurring prior to the date of Closing.

         19. Indemnification and Hold Harmless and Right of Set-off of Buyer. Notwithstanding anything herein to the contrary, the Seller and the Shareholder, jointly and severally, agree to defend, hold harmless and indemnify the Buyer and its affiliates, and their respective employees, directors, officers, agents, representatives, successors and assigns (the "Buyer Indemnified Parties"), on an after tax basis, from and for all claims, demands, actions, damages, liabilities and losses (including court costs, reasonable attorneys' fees and other expenses, whether or not suit is filed, and including such costs, fees and expenses in any trial court and on any appeal) ("Adverse Consequences") that may accrue, arise, be made against or sustained by any of the Buyer Indemnified Parties following the date of Closing for the following circumstances: (i) the failure of the Computer Products to functionally perform substantially in accordance with the representations and documentation provided by Seller and/or the Shareholder to Buyer on or prior to the Closing; (ii) as a result of any commitment or promise made on behalf of Seller to any customer or potential customer of Seller which is not disclosed in writing to Buyer on or prior to Closing; or (iii) as a result of any breach of any of Seller's or the Shareholder's representations, covenants or warranties set forth herein or any other provision of this Agreement; provided, however, that: (A) the Shareholder shall not have any obligation to indemnify Buyer Indemnified Parties hereunder until Buyer Indemnified Parties have suffered by reason of all such breaches in excess of a $15,000 aggregate threshold (at which point the Shareholder will be obligated to indemnify the Buyer Indemnified Party or Buyer Indemnified Parties from and against all such Adverse Consequences relating back to the first dollar), provided, however, that the representations and warranties set forth herein shall be interpreted for the purpose of determining a breach thereof within the indemnification provisions set forth herein, including without limitation the threshold described in this clause (a), as if the word "material" or other like materiality or qualifying provision was not included in such representation or warranty; and (b) the aggregate amount of indemnification payments that may be required from the Shareholder shall not exceed the aggregate amount of all amounts received by Seller and the Shareholder hereunder, including without limitation the Initial Purchase Price and Contingent Purchase Price. Buyer and its affiliates shall have the right to set-off any obligations and/or indemnification owing from Seller and/or the Shareholder under this Agreement against any payments or other obligations which may otherwise be owing to Seller and/or the Shareholder from Buyer and its affiliates hereunder; provided, however, that such right of set-off shall not apply to any Base Salary due from Buyer and/or its affiliates to Shareholder under the Employment Agreement entered into between Buyer and Shareholder

         20. Indemnification and Hold Harmless of Seller and Shareholder. Notwithstanding anything herein to the contrary, the Buyer hereby agrees to defend, hold harmless and indemnify the Seller and the Shareholder, and each of them, and their respective employees, directors, officers, agents, representatives, successors and assigns (the "Seller Indemnified Parties"), on an after tax basis, from and for all Adverse Consequences that may accrue, arise, be made against or sustained by any of the Seller Indemnified Parties following the date of Closing as a result of any breach of any of Buyer's representations, covenants or warranties set forth herein or any other provision of this Agreement.

         21.   Third Party Claims.

               a. If any third party makes a claim for which any party claiming indemnification under Paragraphs 19 or 20 hereof (an "Indemnified Party") from the indemnifying party (an "Indemnitor"), the Indemnified Party shall as soon as practicable notify Indemnitor of the details of the claim ("Claim Notice"); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

               b. After receiving a Claim Notice, Indemnitor may elect, by written notice to the Indemnified Party, to assume the defense of such claim by using counsel selected by Indemnitor, acting reasonably, so long as (i) Indemnitor notifies Indemnified Party in writing within fifteen (15) days after Indemnified Party has given notice of such third party claim that Indemnitor will indemnify (without reservation) Indemnified Party from and against the entirety of any Adverse Consequences Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim,
(ii) Indemnitor provides Indemnified Party with evidence reasonably acceptable to Indemnified Party that Indemnitor will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder, (iii) such claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the claim is not, in the good faith judgment of Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Indemnified Party, and (v) Indemnitor conducts the defense of such claim actively and diligently.

               c. So long as Indemnitor is conducting the defense of such claim in accordance with the subparagraph (b) above, (i) Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such claim, (ii) Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of Indemnitor (not to be withheld unreasonably), and
(iii) Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of Indemnified Party (not to be withheld unreasonably).

               d. In the event any of the conditions in the subparagraph (b) above is or becomes unsatisfied, however, (i) Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it reasonably may deem appropriate (and Indemnified Party need not consult with, or obtain any consent from, any Indemnitor in connection therewith), and (ii) Indemnitor will remain responsible for any Adverse Consequences Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Paragraph 21.

         22. News Release. Except for any press release by Buyer made in conjunction with the execution of the letter of intent in respect of this transaction, on or before the Closing date, neither Seller, the Shareholder nor Buyer shall (nor shall any party permit any of its respective affiliates to), without prior consultation with the other party and the other party's review and consent to any public announcement concerning the transactions contemplated hereby (which consent shall not be unreasonably withheld), issue any press release or make any public announcement with respect to the transactions contemplated hereby except such disclosures as may be required by law. During such period each party shall, to the extent practicable, allow the other party reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, that neither party shall be prevented from making any disclosure required by law at the time so required; provided further, that Seller and the Shareholder hereby consent in advance to Buyer's press release concerning the transactions contemplated hereby upon execution of this Agreement by the parties. In addition, Seller and the Shareholder will assist Buyer in communicating the benefits of the transactions contemplated hereby to customers and assist Buyer in maintaining its relationships with existing and prospective customers of the business purchased by Buyer hereby.

         23.   Restrictive Covenants.

               a. Restricted Activities of Seller and the Shareholder. At no time after the Closing will Seller or the Shareholder represent to any third party that Seller or the Shareholder still owns or operates the Seller's business operated by Seller immediately prior to Closing (the "Business") or the Property as conveyed to Buyer hereunder or is the successor in interest of the Business or the Property. In addition, for the period beginning on the Closing date and continuing for the three (3) years thereafter during which the Contingent Purchase Price shall be determine (the "Seller Restricted Period"), Seller shall not, and for the period beginning on the Closing date and continuing until the later of (i) the Seller Restricted Period, or (ii) two (2) years after the termination of the respective Employment Agreement, as further described therein, neither Shareholder shall (the "Shareholder Restricted Period"), directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or shareholder of or lender to, or otherwise:

                    (i) engage in or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity of a publicly traded company) in, any business or other activity whose products or services compete with the Business, or the Computer Products (or any upgrades, enhancements, or other releases, modifications or customizations thereof) or otherwise which enterprise is the same as or similar to the line of business of the Buyer (its predecessors or affiliates) (a "Competitive Business"); provided, however, that it is expressly agreed by the parties hereto that the Shareholder may engage in, be employed by or own an interest in any business or other activity whose products or services are not similar to or otherwise compete with the Computer Products (or any upgrades, enhancements, or other releases, modifications or customizations thereof); provided further, however, that a Shareholder may request in writing from Buyer its prior consent with respect to such Shareholder's activity and Buyer shall promptly provide to such Shareholder a written response thereto stating whether or not it considers such activity to violate any of the restrictive covenants set forth herein and, if still in force, in the Employment Agreement. In giving its consent to such Shareholder's activity as contemplated in the immediately preceding sentence, Buyer may request that such Shareholder provide a written undertaken to Buyer
(A) reaffirming his intention and obligation to abide by all the restrictive covenant provisions of this Section 23 (and any other similar existing restrictive covenants in an Employment Agreement), and (B) representing and warranting that he has disclosed to any entity which is employing him the existence and binding nature of restrictive covenant provisions of this Section 23 on or before the date of such written notice; and

                    (ii) divert, induce, or attempt to divert or induce any existing or prospective business or customer(s) of Buyer (including Parent or any other affiliates of Buyer) as it relates to the operation of the Business or the Computer Products (or any upgrades, enhancements, or other releases, modifications or customizations thereof) to any other person or entity, by direct or indirect inducement or otherwise, in any Competitive Business or the Property.

               b. Restriction on Employee Solicitation. During the later of the Seller Restricted Period and Shareholder Restricted Period, neither Seller nor the Shareholder(s) shall solicit, or attempt to solicit, any person for employment who was an employee of Seller with respect to the Business or the Property as of the Closing date or who is at that time already employed by Buyer or any of its affiliates, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment with Buyer.

               c. During the Shareholder Restricted Period, no Shareholder shall, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain, or attempt to utilize, disclose, copy, reproduce or retain, in its possession the proprietary rights, records or other information transferred or otherwise relating to the Business or the Property transferred hereby, including, but not limited to any customer lists, all of which shall be deemed confidential information, except information which has been publicly disclosed by Buyer or by a third party not in violation of any applicable law or agreement, or is lawfully required to be disclosed by any governmental agency or applicable law; provided, however, that the Shareholder(s) shall be allowed reasonable access to review and copy such records for purposes of litigation and tax audits and tax preparation, but with respect to any litigation brought by a Shareholder against or adverse to Buyer or any of its affiliates, such access shall be only to the extent required under laws and rules of procedure and discovery applicable to such proceeding.

               d.   Scope of Restriction.

                    (i) The provisions of this Paragraph 23 constitute a series of separate covenants for each county, state (including the District of Columbia) and country in which Buyer or an affiliate of Buyer transacts business.

                    (ii) In the event that any other provision of this Paragraph 23 or the application of any such provision shall be held to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this covenant to refrain from competition shall remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the parties.

                    (iii) For purposes of this Paragraph 23, "Buyer" also shall include any existing or future affiliates or subsidiaries or successors-in-interest of Buyer, including without limitation, successors by merger or consolidation as Buyer.

               e. Ancillary Agreement. The parties acknowledge that their agreements in this Paragraph 23 are ancillary to an otherwise enforceable agreement.

               f. Reasonably Necessary. Seller, the Shareholder and Buyer agree that there exist legitimate business interests which justify the need for the restrictive covenants set forth in this Paragraph 23, including, without limitation, (i) the Property is valuable, confidential business information and is the basis of the bargain between the parties hereto, (ii) substantial relationships with the specific prospective and existing customers of Buyer and of Seller are associated with, and are a significant part of, the Property being acquired hereby, and (iii) there exists significant customer goodwill associated with (A) the ongoing Business by way of the Computer Products, the trademarks and other intellectual property being conveyed by Seller and/or the Shareholder hereby and (B) the areas where the Buyer, and the Business of the Seller, transacts business. Seller, Shareholder and Buyer agree that the restrictive covenants set forth in this Paragraph 23 have been drafted so as to reflect the parties intent that such covenants be upheld by a court interpreting such provisions, including, without limitation, under Florida Statute 542.335(1)(d)(3).

         24. Ordinary Course of Business. From the date hereof until the Closing, Seller and the Shareholder covenants and agrees (i) to conduct the Business only in, and Seller shall not take any action except in, the ordinary course, consistent with past practices, and (ii) to use, and the Shareholder shall cause Seller to use, Seller's best commercially reasonable efforts to preserve intact Seller's business organizations, to keep available the services of its current management/officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.

         25. Brokerage. Each party hereto warrants to the other that it has not dealt with any brokers or incurred any brokerage fees or other commissions in connection with this transaction, and agrees to hold the other harmless from, and indemnify the other for, any claims for any such fees or commissions.

         26. Specific Performance. Upon default hereunder the non-defaulting party shall be entitled to make claim for specific performance of the terms of this Agreement, in which event the defaulting party shall waive the defense that there is an adequate remedy at law or in money damages.

         27. Attorneys' Fees; Costs. In any action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys' fees, court costs and other expenses incurred in connection therewith, including such fees and costs in the trial court and on any appeal.

         28. Assignment. Except for an assignment or transfer between Buyer and its affiliates, including without limitation, Parent, and except for an assignment of Seller's royalty rights hereunder to the Shareholder, neither this Agreement nor any right, privilege, obligation or duty hereunder is assignable or may be delegated without the written consent of the other party.

         29. Notices. All notices provided for herein shall be deemed to have been properly made if deposited in the U.S. mail, postage prepaid, and certified, to the following addresses:

               a.       If to Seller or the Shareholder:

                        Ronald D. Brown
                        Post Office Box 600
                        Winter Park, Florida 32790-0600

                        with a copy to:

                        Nancy S. Freeman, Esq.
                        Winderweedle, Haines, Ward & Woodman, P.A.
                        Post Office Box 880
                        Winter Park, Florida 32790-0880

               b.       If to Buyer:

                        HTE-IOD, Inc.
                        Attention: Chief Financial Officer
                        1000 Business Center Drive
                        Lake Mary, Florida 32746

                        with copy to:

                        L. A. Gornto, Jr., Esq.
                        149-F South Ridgewood Avenue
                        Daytona Beach, Florida 32114

Any such notice shall be deemed given as of the date delivered, if served personally, or as of the date deposited in any post office box regularly maintained by the United States Postal Service, if mailed.

         30. Additional Items. Each party agrees to execute and deliver in proper form any additional items or documents that may appear after Closing to be necessary to fully accomplish the purposes and objectives of the parties to this Agreement.

         31. Paragraph Headings. The paragraph headings given throughout this Agreement have been inserted only as a matter of convenience and for ease of reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provision thereof.

         32. Governing Law. This Agreement and the rights of the parties shall be governed by and construed or enforced in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws.

         33. Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine and neuter, singular or plural, as the identity of the person or persons may require.

         34. Survival of Representations and Warranties; Disclosure and Accommodation.

               a. Each of the representations and warranties made by the Shareholder contained in subparagraphs 16(h), (j), (o), (s) and (w) shall survive the Closing date and continue in full force and effect until the expiration of any applicable statute of limitations, at which time the respective representation or warranty shall expire. Each of the representations and warranties made by the Shareholder contained in subparagraphs 16(q) and (k) shall survive the Closing and continue for so long as royalties are paid by Buyer hereunder. All other of the representations and warranties made by the Shareholder shall survive the Closing Date and continue in full force and effect for a period of three (3) years thereafter. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Each of the representations and warranties of Buyer shall expire at the Closing. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.

               b. Matters disclosed on a Schedule herein shall be deemed to be adequate disclosure for purposes of disclosing information only with respect to the particular section of this Agreement to which such Schedule relates, except to the extent that such matters are also disclosed on, or cross-referenced to, another Schedule. To the extent that a matter is disclosed, but a material circumstance related thereto is not ascertainable from the information disclosed on the Schedule concerning such matter by review of the specific agreements, documents or other information identified on the Schedule and made available for review, it shall not be deemed to be adequate disclosure of such material circumstance.

         35. Counterparts. This Agreement may be executed in counterparts, all of which together shall comprise one and the same instrument.

         36. Effect of Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

         37. Dispute Resolution. If any dispute, claim, question or disagreement (a "Disputed Matter") arises between any of the parties hereto which relates to this Agreement or a breach of this Agreement, the parties shall use their best efforts to settle such Disputed Matter. If the parties cannot reach a mutually agreeable solution to such Disputed Matter within twenty (20) days of one party sending the other party written notice of such Disputed Matter (the "Resolution Period"), the Disputed Matter shall be submitted to arbitration as hereinafter provided.

         38. Arbitration. After the Resolution Period has expired, upon the demand of any party to this Agreement, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that this Agreement or any portion thereof is invalid, illegal or otherwise voidable, shall be submitted to arbitration before and in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing to the contrary, either party shall have the right to seek and obtain any provisional remedy, including, without limitation, a temporary restraining order, injunctive relief, or other equitable relief, from any court of competent jurisdiction, as may be necessary in such party's sole subjective judgment, to protect its interests during the pendency of such arbitration. The prevailing party to said arbitration shall be entitled to an award of reasonable attorneys' fees. The situs of the arbitration proceedings shall be the regional office of the American Arbitration Association which is located nearest to Lake Mary, Florida, or such other office of the American Arbitration Association as the parties hereto shall mutually agree.

         39. Events of Termination. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

               a. Mutual Consent. By mutual written consent of Seller, the Shareholder and Buyer; or

               b. Breach. By Seller/the Shareholder or Buyer if the other party(ies) or its affiliates shall have (a) breached or otherwise materially misstated any representation or warranty contained herein which would result in the failure of such party to satisfy the conditions to Closing set forth in Paragraph 8(b), or (b) breached any covenant, undertaking or restriction contained herein which would result in the failure of such party to satisfy the conditions to Closing set forth in Paragraph 8(b).

         40. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties. There are no oral understandings, terms, or conditions, and neither party has relied upon any representations, express or implied, not contained in this Agreement. All prior understandings, terms, conditions, or negotiations are deemed merged in this Agreement. This Agreement shall not be changed or supplemented orally.

         Executed as of the 18th day of June, 1999, effective as of the date and year first above written.

Signed, sealed and delivered
in the presence of:

                                  HTE -IOD, INC.



/s/                               By: /s/  L.A. Gornto, Jr.
-----------------------------        ------------------------------------------
Witness as to Buyer               L. A. Gornto, Jr., Executive Vice President

                                              (Corporate Seal)


                                  INFORMATION ON DEMAND, INC.



/s/                               By: /s/ Ronald D. Brown
-----------------------------         -----------------------------------------
Witness as to Seller                  Ronald D. Brown, President

                                              (Corporate Seal)


                                  SHAREHOLDER:



/s/                               /s/ Ronald D. Brown
-----------------------------     ---------------------------------------------
Witness as to Shareholder         Ronald D. Brown, in his individual capacity